Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Frontera Group Inc.

Las Vegas, Nevada

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated September 3, 2014, relating to the balance sheet of Frontera Group Inc.,  (the “Company”) as of June 30, 2014 and the related statements of operations, stockholder’s equity and cash flows for the period from November 21, 2013 (Inception) through June 30, 2014, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

September 3, 2014